As filed with the U.S. Securities and Exchange Commission on July 29, 2026

Registration No. 333-290204

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALASKA SILVER CORP.

(Exact name of Registrant as specified in its charter)

British Columbia	1040	87-4818470
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1500-1111 West Hastings St,
Vancouver, British Columbia, V6E 2J3
Canada
(520) 200-1667

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Christopher “Kit” Marrs
Chief Executive Officer and President
Alaska Silver Corp.
3573 East Sunrise Dr. Suite 233,
Tucson, Arizona, 85718
United States of America
(520) 200-1667

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher Tinen
Snell & Wilmer L.L.P.
3611 Valley Centre Drive, Suite 500
San Diego, CA 92130
(858) 910-4809

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1, as amended (SEC File No. 333-290204) (the “Original Registration Statement”), of Alaska Silver Corp (the “Company”) is being filed pursuant to the undertakings in the Original Registration Statement to update and supplement the information contained in the Original Registration Statement, which was originally declared effective by the Securities and Exchange Commission on September 30, 2025.

The Original Registration Statement pertained to the offer of 18,460,000 units (each a “Unit”), each Unit consisting of one of our common shares, no par value, and one warrant to purchase one common share, and pertained to the offer of the common shares issuable upon the exercise of the warrants (collectively, the “Registered Securities”). The Registered Securities were initially registered on the Original Registration Statement, as supplemented by that Registration Statement on Form S-1 (SEC File No. 333-290643) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. The Original Registration Statement, as amended by this Amendment, pertains solely to the registration of 21,229,000 common shares underlying warrants previously issued by the Company to the investors and 849,160 common shares underlying warrants previously issued by the Company to the underwriter. The common shares underlying the aforementioned warrants were initially registered on the Original Registration Statement. As of May 7, 2026, the Company’s proportional voting share class was eliminated, and the Company’s subordinate voting shares were re-identified as “common shares” without par value (the “Articles Amendment”). All common share and related information presented in this Amendment for periods prior to the date of the Articles Amendment, have been retroactively adjusted to reflect the Articles Amendment. Any references to the subordinate voting shares in documents incorporated by reference herein shall be in reference to the common shares.

The Company is filing this Amendment to update the financial information and other disclosures in the Original Registration Statement to, among other things, include its audited financial statements for the fiscal year ended December 31, 2025.

All applicable registration fees payable in connection with the continued registration of the securities registered pursuant to this Amendment were previously paid at the time the Original Registration Statement was filed. This Post-Effective Amendment is being filed in accordance with Section 10(a)(3) of the Securities Act of 1933, as amended.

Pursuant to Section 84001 of the FAST Act, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) after the date of this Amendment and prior to the termination of the offering covered hereby shall also be deemed to be incorporated by reference into this Amendment and to be a part hereof from the date of filing of such documents.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 29, 2026

PRELIMINARY PROSPECTUS

Alaska Silver Corp.

21,229,000 Common Shares Issuable upon the Exercise of Previously Issued Warrants

849,160 Common Shares Issuable upon the Exercise of Previously Issued Underwriters’ Warrants

This prospectus relates to the offer and sale by Alaska Silver Corp of up to 21,229,000 of our common shares, no par value, underlying 21,229,000 warrants, each warrant to purchase one common share, previously issued by us in a registered public offering under the Registration Statement on Form S-1 (File No. 333-290204) and the Registration Statement on Form S-1 (File No. 333- 290643) of which this prospectus forms a part of, that are issuable at an exercise price of $0.97. We are not selling any common shares in this offering other than pursuant to the exercise of the outstanding warrants. We will receive proceeds of up to approximately $20.6 million from the cash exercise of such warrants, if all of the warrants are exercised. This prospectus originally related to the offering of 18,460,000 units (each a “Unit”), each Unit consisting of one of our common shares, no par value, and one warrant to purchase one common share, pursuant to this prospectus, at a public offering price per Unit of $0.65. On October 3, 2025, we issued 21,229,000 Units for gross proceeds of $13,798,850. Each warrant is exercisable for a common share at $0.97 until October 3, 2028. The Company incurred $2,170,703 in share issuance costs including $1,034,914 in commissions to the underwriters and issued 849,160 share purchase warrants (“Underwriters’ Warrants,” which, together with the remainder of the warrants registered hereunder, may be referred to collectively as “warrants”) to the underwriters. The common shares issuable upon exercise of the Underwriters’ Warrants are also being registered under the registration statement of which this prospectus forms a part. Each Underwriters’ Warrant entitles the holder to acquire one common share at $0.97 until March 31, 2027. We will receive proceeds of up to approximately $823,685 from the cash exercise of the Underwriters’ Warrants, if all Underwriters’ Warrants are exercised. The common shares and warrants comprising the Units were immediately separable upon issuance. We have not made any arrangements to place the proceeds from this offering, if any, in an escrow or trust account. We do not intend to apply for listing or quotation of the warrants on any national securities exchange or trading system. Therefore, without an active trading market for the warrants, the liquidity of such warrants will be limited.

The Units were offered and sold in this offering under U.S. federal securities laws pursuant to the registration statement of which this prospectus forms a part and were offered and sold under Canadian securities laws, to the extent applicable, pursuant to the listed issuer financing exemption from Canadian prospectus requirements under Part 5A of National Instrument 45-106 - Prospectus Exemptions (the “LIFE Offering Exemption”).

As of May 7, 2026, the Company’s proportional voting share class was eliminated, and the Company’s subordinate voting shares were re-identified as “common shares” without par value (the “Articles Amendment”). All common share and related information presented in this Amendment for periods prior to the date of the Articles Amendment, have been retroactively adjusted to reflect the Articles Amendment. Any references to the subordinate voting shares in documents incorporated by reference herein shall be in reference to the common shares.

Our common shares are currently quoted under the symbol “WAM” on the TSXV and under the symbol “WAMFF” on the OTCQX, which is a quotation service for subscribing members, not an issuer listing service, and provides real-time quotes, last sale prices, and volume information for over-the-counter securities. Only market makers can apply to quote securities. The closing price of our common shares on the OTCQX on June 26, 2026, was $0.47.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

IN THE UNITED STATES, THIS OFFERING IS LIMITED TO “ACCREDITED INVESTORS”, AS DEFINED IN RULE 501(a) OF REGULATION D UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

ARIZONA INVESTORS

SALES OF SECURITIES IN THIS OFFERING MAY BE MADE TO RESIDENTS OF ARIZONA ONLY IF THEY QUALIFY UNDER ONE OF THESE TWO FINANCIAL SUITABILITY STANDARDS UNDER ARIZONA ADMIN. CODE § R14-4-144: (1) A minimum of $150,000 gross income (or $200,000 with spouse), during the prior year, and a reasonable expectation of same income in the current year; or (2) A minimum net worth of $350,000 (or $400,000 with spouse), exclusive of home, home furnishings and automobiles, with the investment not exceeding 10% of the investor’s net worth (or net worth of investor and spouse).

Investing in our securities involves a high degree of risk. Before investing in our securities, please carefully read the discussion of material risks of investing in our securities as described in the section entitled “Risk Factors” beginning on page 9 of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ______, 2026.

i

ABOUT THIS PROSPECTUS AND EXCHANGE RATES

Neither we nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.

Unless otherwise indicated, references in this prospectus to “$”, “dollars”, or “United States dollars” are to United States dollars. Canadian dollars are referred to herein as “Canadian dollars” or “C$.”

The high, low, average and closing rates for exchanging Canadian dollars into United States dollars for each of the periods indicated, as quoted by the Bank of Canada, were as follows:

	Year Ended December 31		Quarter Ended
	2025	2024	June 30,2026
High for period	$0.7318	$0. 7510	$0.7325
Low for period	$0.6940	$0. 6937	$0.7037
Average rate for period	$0.7157	$0. 7302	$0.7223
Rate at end of period	$0.7254	$0. 6950	$0.7044

On December 31, 2025, the Bank of Canada daily rate of exchange was $1.00 = C$1.4389 or C$1.00 = $0.6950.

On June 30, 2026, the Bank of Canada daily rate of exchange was $1.00 = C$1.3643 or C$1.00 = $0.7330.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, including the matters set forth in the section titled "Risk Factors," the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2025, and any quarterly reports on Form 10-Q subsequently filed. Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our securities. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our securities could decline, and you could lose part or all of your investment.

Unless the context indicates otherwise, as used in this prospectus, the terms “Alaska Silver,” “the Company,” “we,” “us,” “our,” “our company” and “our business” refer to Alaska Silver Corp.

Our Company

Overview

Alaska Silver Corp. (the “Company,” “we,” “us,” or “our”) is a mineral exploration company. Our portfolio consists of five mineral deposits, which contain gold, silver, copper, lead, and zinc at varying stages of exploration and deposit styles, including a Carbonate Replacement Deposit (“CRD”) and a past-producing oxide gold mine. We hold all claims in the district, which is located in western Alaska near the Yukon River, covering over 80,000 acres. Our mineral deposits include Round Top Property, Alaska; Illinois Creek Mine Project, Alaska; and Honker Property, Alaska. The Round Top Property consists of 92 state mineral claims, located in the Mount McKinley and Nulato mining districts of Alaska. The Honker Property consists of 24 state mineral claims, located in the Mount McKinley mining district of Alaska. Our Illinois Creek Project is located in the Mount McKinley mining district of Alaska. Our exploration target projects in Alaska include Paw Print and Khotol Property. Each of the above projects is described in further detail under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Corporate Information

We were incorporated in the province of British Columbia on April 8, 2020, under the Business Corporations Act of British Columbia, or “BCBCA”. We are a public company whose common shares are listed for trading on the TSXV under the symbol “WAM” and quoted on the OTCQX under the symbol “WAMF”. Our telephone number is (520) 200-1667. Our head office is located at 1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3 Canada. Our internet address is www.alaskasilver.com. The contents of our website are not part of this prospectus.

Organizational Structure

We have one directly-held wholly-owned subsidiary, Alaska Silver USA Corp (“ASUS”), formerly known as Western Alaska Copper & Gold Company, and one indirectly held, wholly owned subsidiary, Piek Incorporated. ASUS exists under the laws of Alaska and carries out exploration activities in Alaska.

Our organizational chart is as follows:

Alaska Silver Corp (British Columbia, Canada)

Alaska Silver USA Corp (Alaska, USA) 100%

Piek Incorporated (Alaska, USA) 100%

ASUS is an Alaska corporation incorporated in 2010 for the primary purpose of conducting mineral exploration on the mining claims which it owns.

Additional Information

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the U.S. Securities and Exchange Commission, or the “SEC”. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, Units consisting of one common share and one warrant only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this document, regardless of the time of delivery of this prospectus or any sale of the Units. Our business, financial condition, results of operations, and prospects may have changed since the date of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the “JOBS Act”, enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. Those accommodations include, but are not limited to:

•	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding executive compensation and exemption from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and to solicit shareholder approval of any golden parachute payments not previously approved.

We elected to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We may take advantage of these exemptions until the last day of the fifth fiscal year following the closing of this offering. However, if certain events occur prior to the end of such period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act”, after we cease to qualify as an emerging growth company, certain of the accommodations available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosure requirements; and (iii) the ability to provide only two years of audited financial statements, instead of three years.

Implications of Being a Smaller Reporting Company

Rule 12b-2 under the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•	in the case of an initial registration statement under the Securities Act of 1933 or the Securities Exchange Act of 1934, for shares of our common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the initial public offering price of the shares; or

•	in the case of an issuer whose public float as calculated under the previous two bullet points was zero or less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

We believe that we are a smaller reporting company and, as such, that we (a) will not be required to and may not include a Compensation Discussion and Analysis section in our proxy statements and (b) will provide only two years of financial statements. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These “scaled” disclosure requirements may make our securities less attractive to potential investors, which could make it more difficult for our security holders to sell their securities.

Transactions Related to the Offering under this Prospectus

October Offering

On September 30, 2025, the Company entered into an underwriting agreement with a syndicate of underwriters to sell and issue to the underwriters, severally and not jointly, an aggregate of 18,460,000 Units, including an option to purchase up to an additional 2,769,000 Units for the purpose of covering over-allotments (“October Offering”).

On October 3, 2025, we issued 21,229,000 Units at a price of $0.65 per unit for gross proceeds of approximately $13.8 million. In connection with the offering, we paid a cash commission of approximately $1.0 million to the syndicate of underwriters and issued warrants to purchase up to 849,160 common shares to the syndicate of underwriters.

On October 3, 2025, the Company also entered into a warrant agency agreement between the Company and Odyssey Trust Company, as warrant agent, setting forth terms and conditions governing the transfer, exercise and other terms of the warrants.

The registration statement of which this prospectus forms a part registered the various transactions effected pursuant to the October Offering, including the exercise (and related issuance of underlying shares) of (i) the warrants to purchase up to 21,229,000 common shares and the (ii) Underwriters’ Warrants to purchase up to 849,160 common shares. None of the Underwriters’ Warrants or remaining warrants issued in the October Offering have been exercised, leaving all warrants to purchase up to 22,078,160 common shares outstanding as of the date of this prospectus.

The foregoing summary provides only a brief description of the October Offering and does not purport to be complete. The summary is qualified in its entirety by the full text of the underwriting agreement, the warrant agency agreement, the warrant, and the underwriter’s warrant, copies of which are filed as Exhibits 1.1, 4.3, 4.1, and 4.2, respectively, to the registration statement of which this prospectus forms a part.

Summary Risk Factors

We and our business are subject to material risks, which could cause actual results, performance and achievements to differ materially from those anticipated. See the risk factors set forth in the section entitled “Risk Factors” in this prospectus. These risks can be summarized as follows:

Risks related to the Offering

•	Investors in this offering may experience immediate dilution in the book value per share of the common shares underlying the warrants.

•	Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

•	Holders of our warrants will have no rights as holders of our common shares unless and until they acquire our common shares upon exercise of our warrants.

•	The warrants offered by this prospectus may not have any value.

•	There is no public market for the warrants being offered in this offering.

•	We may receive limited or no additional funds upon the exercise of the warrants.

The Offering

Securities offered by us

Up to 21,229,000 common shares, no par value, issuable upon exercise of outstanding warrants with an exercise price of $0.97 per share and an expiration date of October 3, 2028, and up to 849,160 common shares underlying share purchase warrants (“Underwriters’ Warrants,” which, together with the remainder of the warrants offered hereunder, may be referred to collectively as “warrants”) to the underwriters. Each Underwriter’s Warrant entitles the holder to acquire one common share at $0.97 until March 31, 2027.

See “Description of the Securities We are Offering” in this prospectus for additional information concerning the terms of the warrants.

LIFE Offering Exemption in Canada	The common shares are being offered and sold in this offering under U.S. federal securities laws pursuant to the registration statement of which this prospectus forms a part and are being offered and sold under Canadian securities laws pursuant to the listed issuer financing exemption from Canadian prospectus requirements under Part 5A of National Instrument 45-106 - Prospectus Exemptions.

Common shares to be outstanding after this offering	111,147,310 common shares, assuming all of the warrants issued in this offering, including the Underwriters’ Warrants are exercised.

Use of proceeds	We estimate that the net proceeds to us from the issuance of common shares underlying all warrants in this offering will be approximately $21.4 million, assuming all warrants are exercised at a price of $0.97 per share as set forth on the cover page of this prospectus. We intend to use the estimated net proceeds from this offering to continue funding exploration activities, repay a portion of the Piek Promissory Note, and repay a portion of the debt and interest from the Loan (as defined herein) received by us from a small group of existing shareholders on March 21, 2025, as described under “Management’s Discussion and Analysis—Liquidity and Capital Resources—Contractual Obligations and Off-Balance Sheet Financing”. See “Use of Proceeds”.

OTCQX symbol	Our common shares are currently quoted on the OTCQX under the symbol “WAMFF.”

No Listing of Warrants	We do not intend to apply for listing or quotation of the warrants on any national securities exchange or trading system.

Risk Factors	An investment in our securities involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements included in this prospectus, before investing in our common shares and warrants.

The number of common shares to be outstanding after this offering is based on an aggregate of 89,069,150common shares outstanding as of June 30, 2026 and does not include:

•	5,086,5000 common shares issuable upon exercise of outstanding options as of June 30, 2026, at a weighted average exercise price of C$1.30 per share;

•	1,446,751 RSUs exercisable for common shares;

•	411,277 warrants issued and outstanding and exercisable at a price of C$3.15 to purchase one common share per warrant;

•	12,047,180 warrants issued and outstanding and exercisable at a price of C$0.90 to purchase one common share per warrant;

•	385,284 warrants issued and outstanding that are exercisable at a price of C$0.65 to purchase one common share per warrant;

•	2,641,400 warrants issued and outstanding that are exercisable at a price of C$0.64 to purchase one common share per warrant;

•	92,923 Finders warrants issued and outstanding that are exercisable at a price of $0.90 to purchase one common share per warrant;

•	1,170 Finders warrants issued and outstanding that are exercisable at a price of $3.15 to purchase one common share per warrant;

•	2,373,664 common shares reserved for future issuance under our stock option plan as of June 30, 2026, plus any future increases in the number of common shares reserved for issuance under our stock option plan pursuant to evergreen provisions; and

•	The common shares issuable upon future exercises, if any, of the warrants that were issued in this offering, including the Underwriters’ Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described below, as well as those in our most recent Annual Report on Form 10-K, which we filed with the Securities and Exchange Commission on March 31, 2026, and any quarterly reports on Form 10-Q subsequently filed, which are incorporated by reference to this prospectus, together with all other information set forth in this prospectus, including the consolidated financial statements and the related notes, before making a decision to buy our common shares and warrants. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common shares could decline, and you may lose all or part of your investment.

Risks Related to this Offering

Investors in this offering may experience immediate dilution in the book value per share of the common shares underlying the warrants.

The exercise price for the common shares underlying the warrants in this offering may be substantially higher than the net tangible book value per share of our currently outstanding common shares. After giving effect to the sale of our common shares included in the warrants for the aggregate amount of $21.4 million at the exercise price of $0.97 per share, our as-adjusted net tangible book value as of March 31, 2026 would have been approximately $29.2 million, or approximately $0.26 per common share. While this represents an immediate increase in net tangible book value to our existing shareholders, it is an immediate dilution to new investors.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We intend to use approximately $21.4 million of the net proceeds from this offering to fund exploration activities, repay a portion of the terms of the Piek Promissory Note, and repay a portion of the debt and interest from the Loan we received from a small group of existing shareholders on March 21, 2025, as described under “Management’s Discussion and Analysis—Liquidity and Capital Resources—Contractual Obligations and Off-Balance Sheet Financing.” Our management has broad discretion as to the use of these proceeds, and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common shares.

Holders of our warrants will have no rights as holders of our common shares unless and until they acquire our common shares upon exercise of our warrants.

Until holders acquire our common shares upon exercise of the warrants, holders will have no rights with respect to our common shares issuable upon exercise of the warrants. Upon exercise of such holder’s warrants, holders will be entitled to exercise the rights of a holder of our common shares only as to matters for which the record date occurs after the exercise date.

The warrants may not have any value.

The warrants will be exercisable for years from the date of issuance. There can be no assurance that the market price of our common shares will ever exceed the exercise prices of the warrants. In the event that the price of our common shares does not exceed the exercise price of the warrants during their terms, such warrants may not have any value.

There is no public market for the warrants.

There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list or for the quotation of the warrants on any national securities exchange or trading system, including the OTCQX or the TSXV. Without an active market, the liquidity of the warrants will be extremely limited, including by applicable U.S. state “blue sky” securities laws.

We may receive limited or no additional funds upon the exercise of the warrants .

The warrants, including the Underwriters’ Warrants, provide that the exercise thereof (a) is required to be effectuated on a “cashless” basis if at the time of exercise thereof a registration statement registering the issuance of the common shares underlying the warrants under the Securities Act is not effective or the prospectus contained therein is not available and (b) may, at the Company’s election, be effectuated on a “cashless” basis if at the time of exercise thereof the common shares are not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act. If a warrant is cashlessly exercised, the holder thereof would receive upon such exercise a net number of common shares determined according to the formula set forth in the warrant. Accordingly, we may receive limited or no additional funds upon the cashless exercise, if any, of the warrants.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, “would”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our strategies and objectives, both generally and in respect of our specific mineral properties;

•	exploration plans and costs associated with the Illinois Creek Project;

•	our use of proceeds from this offering; the timing of decisions regarding the strategy and costs of exploration programs with respect to, and the issuance of the necessary permits and authorizations required for, our exploration programs;

•	the timing and cost of our planned exploration programs, and the timing of the receipt of results therefrom;

•	our future cash requirements;

•	our retention of all available funds and any future earnings;

•	general business and economic conditions;

•	our ability to meet our financial obligations as they come due, including payments required to maintain our mineral property interests;

•	the potential for the expansion of the known mineralized zones; and

•	the potential for the amenability of mineralization to respond to proven technologies and methods for recovery of ore.

Although we believe that such statements, including those included elsewhere herein, are reasonable based on the information currently available to us, such forward-looking statements are subject to a number of risks and uncertainties and we can give no assurance that such expectations will prove to be correct. Inherent in forward-looking statements are risks and uncertainties beyond our ability to predict or control, including, but not limited to, those identified under “Risk Factors” and those described below:

•	We do not insure against all of the risks we face in our operations.

•	Our operations rely on adequate infrastructure and without reliable infrastructure, our capital and operating costs may be affected.

•	The occurrence of a significant event which disrupts the production of mineral resources at our properties and the subsequent sale thereof for an extended period, could have a material negative impact on our business, financial condition and results of operations.

•	Our ability to acquire properties and develop mineral reserves in the future will depend on our ability to develop our present properties and our ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply.

•	We may experience an inability to attract or retain qualified personnel.

•	Our mineral resources described in our S-K 1300 Report are only estimates and no assurance can be given that the anticipated tonnages and grades will be achieved, or that the indicated level of recovery will be realized.

Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that could cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, we disclaim any obligation to revise or update any forward-looking statements or risk factors to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all of the forward-looking statements contained or incorporated by reference in this prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO INVESTORS REGARDING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES AND PROVEN AND PROBABLE MINERAL RESERVES

We have adopted the mining disclosure standards of S-K 1300. We are subject to and required to disclose mineral resources and mineral reserves in accordance with S-K 1300. We are also subject to NI 43-101, and while the S-K 1300 rules are similar to the NI 43-101 rules in Canada, they are not identical. Therefore, two reports have been produced for the Illinois Creek project. The information about our mining operations in this prospectus has been prepared under S-K 1300.

As currently reported, there are no material differences in our disclosed, indicated, and inferred resource under each of S-K 1300 and NI 43-101. We have not currently reported any proved or probable mineral reserves or measured mineral resources. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves; therefore, investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Estimations of inferred resources involve far greater uncertainty as to their existence and economic viability than the estimations of other categories of resources; therefore, it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.

USE OF PROC EEDS

We are not selling any common shares in this offering and, as a result, we will not receive any proceeds from the sale of common shares covered by this prospectus. However, we will receive the exercise price per share for each warrant, if any, exercised for cash. We are unable to predict the timing or amount of potential warrant exercises. As such, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds, if any, will be used for working capital and other general corporate purposes. We will receive approximately $20.6 million of proceeds if all the currently outstanding warrants issued in the October Offering are exercised for cash.

DIVIDEND POLICY

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our business, financial condition, results of operations, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

ENFORECABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Province of British Columbia, Canada. Some of our directors and officers, as well as the certain experts named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because some of our assets, and substantially all the assets of our non-U.S. directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States. In addition, it may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.

DILUTION

Investors purchasing securities in this offering will experience immediate and substantial dilution in the as adjusted net tangible book value of their common shares. Dilution in as adjusted net tangible book value represents the difference between the exercise price and the as adjusted net tangible book value per common share immediately after the offering.

The historical net tangible book value of our common shares as of March 31, 2026 was $7,803,075 or $0.09 per common share. Historical net tangible book value per common share represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of common shares outstanding as of that date.

After giving effect to the exercise of 22,078,160 common shares underlying warrants, including the Underwriters’ Warrants, at an exercise price of $0.97 per share, our net tangible book value as of March 31, 2026 would have been $29,218,890.20, or $0.26 per common share. This amount represents an immediate increase in net tangible book value of $0.17 per common share to our existing shareholders and an immediate dilution in net tangible book value of approximately $0.69 per common share to investors purchasing our common shares in this offering. We determine dilution by subtracting the net tangible book value per common share after the offering from the exercise price.

The following table illustrates this dilution on a per common share basis:

Exercise price per common share(1)	$0.97
Historical net tangible book value per common share as of March 31, 2026	$0.0.09
Increase in net tangible book value per common share attributable to Investors	$0.17
Net tangible book value per common share after the offering	$0.26
Dilution per common share to new investors	$0.69

The table above does not include:

•	5,086,500 common shares issuable upon exercise of outstanding options as of June 30, 2026, at a weighted average exercise price of C$1.30 per share, of which 4,953,167 shares were vested as of such date;

•	2,373,664 common shares reserved for future issuance under our stock option plan as of March 31, 2026, plus any future increases in the number of common shares reserved for issuance under our stock option plan pursuant to evergreen provisions;

•	411,277 warrants issued and outstanding and exercisable at a price of C$3.15 to purchase one common share per warrant;

•	12,047,180 warrants issued and outstanding and exercisable at a price of C$0.90 to purchase one common share per warrant;

•	385,284 warrants issued and outstanding that are exercisable at a price of C$0.65 to purchase one common share per warrant;

•	2,641,400 warrants issued and outstanding that are exercisable at a price of C$0.64 to purchase one common share per warrant;

•	92,923 Finders warrants issued and outstanding that are exercisable at a price of $0.90 to purchase one common share per warrant;

•	1,170 Finders warrants issued and outstanding that are exercisable at a price of $3.15 to purchase one common share per warrant; and

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The section titled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 31, 2026, is incorporated by reference herein. This discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors.” We are not undertaking any obligation to update any forward-looking statements or other statements we may make in the following discussion or elsewhere in this document even though these statements may be affected by events or circumstances occurring after the forward-looking statements or other statements were made. Therefore, no reader of this document should rely on these statements being current as of any time other than the date of this prospectus.

BUSINESS

Overview

We are a mineral exploration company. Our portfolio consists of five mineral deposits, which contain gold, silver, copper, lead, and zinc at varying stages of exploration and deposit styles, including a Carbonate Replacement Deposit (“CRD”) and a past-producing oxide gold mine. We hold all claims in the district, which is located in western Alaska near the Yukon River, covering over 80,000 acres. Our mineral deposits include Round Top Property, Alaska; Illinois Creek Mine Project, Alaska; and Honker Property, Alaska. The Round Top Property consists of 92 state mineral claims, located in the Mount McKinley and Nulato mining districts of Alaska. The Honker Property consists of 24 state mineral claims, located in the Mount McKinley mining district of Alaska. Our Illinois Creek Project is located in the Mount McKinley mining district of Alaska. Our exploration target projects in Alaska include Paw Print and Khotol Property. Each of the above projects is described in further detail under our “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Corporate Information

We were incorporated in the province of British Columbia on April 8, 2020, under the Business Corporations Act of British Columbia, or “BCBCA”. We are a public company whose common shares are listed for trading on the TSXV under the symbol “WAM” as well as quoted on the OTCQX under the symbol “WAMFF”. Our telephone number is (520) 200-1667. Our head office is located at 1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3 Canada. Our internet address is www.alaskasilver.com.

Organizational Structure

We have one directly-held wholly-owned subsidiary, Alaska Silver USA Corp “ASUS”), formerly known as Western Alaska Copper & Golder Company, and one indirectly-held wholly owned subsidiary, Piek Incorporated (“Piek”). ASUS exists under the laws of Alaska and carries out exploration activities in Alaska.

Our organizational chart is as follows:

Alaska Silver Corp (British Columbia, Canada)

Alaska Silver USA Corp (Alaska, USA) 100%

Piek Incorporated (Alaska, USA) 100%

ASUS is an Alaska corporation incorporated in 2010 for the primary purpose of conducting mineral exploration on the mining claims which it owns.

Markets

The mining industry is highly competitive. Mining companies compete for, among other things, mining properties from which minerals and other substances can be profitably extracted; personnel with technical expertise to find, develop, and operate mining properties; labor to operate the properties; and capital to finance the development of such properties. Many of our competitors have greater financial resources and technical facilities for the acquisition and development of mineral concessions, claims, leases and other interests, as well as for the recruitment and retention of qualified employees and consultants. Our relatively small size and limited capital resources, and current or future competition, could have a material adverse effect on our ability to develop our mineral projects, recruit and retain qualified personnel, or acquire the capital needed to fund our operations and develop mining projects.

Raw Materials

We use critical components such as water, electrical power, explosives, diesel and propane in our business, all of which are readily available. Potable water is supplied by an on-site water well permitted by the State of Alaska. Water for drilling needs is obtained by surface sources permitted by the State of Alaska. Electrical power is provided by company owned generators on site. Fuel (gasoline, diesel, Jet A and aviation fuel) is purchased from Everts Air Fuel, Inc. (“Everts”), based in Fairbanks, Alaska at competitive prices. Everts purchases fuel direct from the Marathon Petroleum refinery in Kenai, Alaska, which is located approximately 60 miles south of Anchorage, Alaska. No explosives are currently being used. Propane is purchased in Fairbanks, Alaska and delivered to our camp by Wright Air Service, Inc. (“Wright Air Service”). Building materials are purchased in Fairbanks and delivered to site by Wright Air Service. Wood timbers for construction and drill pads are produced on site.

Government Approvals and Regulations

Mining is an extractive industry that impacts the environment. Our goal is to constantly evaluate ways to minimize such impact. We expect to meet or exceed environmental standards at each of the properties (including the Illinois Creek Project) and to continue this approach through effective engagement with affected stakeholders, including local communities, government and regulatory agencies and indigenous groups.

We are currently operating only in Alaska, which has established environmental standards and regulations that we strive to exceed. Our environmental performance is overseen at the board level and environmental performance is our responsibility. We recognize environmental management as a corporate priority and place a strong emphasis on preserving the environment for future generations, while also providing for safe, responsible and profitable operations by developing natural resources for the benefit of our employees, shareholders and communities.

We received a five-year exploration permit known as “APMA” from the Alaska Department of Natural Resources (“DNR”) at a cost of less than $1,000 per application. We have plan of operations (”Plan of Operations”), approved by the DNR, for our camp, structures and exploration activities with minimal costs to update. Water source permits for drilling operations (five) currently cost $50 per year. We participate in the State of Alaska Large Mine Permit Team. Annual costs are approximately $25,000 and include fish habitat monitoring by Alaska Department of Fish & Game and coordination of permit and program reviews by various state agencies. Please see “Risk Factors—The cost of compliance with changes in government regulations has the potential to reduce the profitability of operations” for a more detailed discussion of those regulations.

Our current exploration operations are subject to certain state and federal regulations aimed at reducing the impact of our business on the environment. In the future, if our project advances to full commercial production, we will be subject to additional state and federal regulations with the same aim.

Currently, our exploration activities are undertaken under state permits that authorize limited surface disturbance and water withdrawals from surface water bodies. We believe we are currently in compliance with the stipulations in those permits, and there is no measurable risk that we will not meet our obligations under those exploration permits in the future.

Our project is located in unincorporated Alaska and not within any local jurisdiction; accordingly, we do not believe there are currently any local statutes applicable to our project.

Our project is subject to regulations of the DNR, Division of Mining, Land and Water. We operate under a Miscellaneous Land Use permit on our state mining claims and an approved Plan of Operations for our exploration activities on our Upland Mining Lease. On July 1, 2024 we recorded an Upland Mining Lease ADL No. 422236 from the State of Alaska which converted 70 existing claims (11,135 acres) into one lease. The lease term is 20 years and gives the company the right, subject to all necessary permits and approvals, to mine and produce locatable minerals from the leased ground. The Company believes it is currently in full compliance with its exploration permits. Similar DNR statutes will apply to any future mine development including requirements to provide a financial assurance sufficient to fund the likely and reasonable cost of mine reclamation.

Future development of a commercial mine will require us to comply with and maintain compliance with the conditions under a significant number of additional permits from state and federal regulatory agencies, generally with the same aim of protecting the environment. We are already taking initial steps to characterize the pre-mining site environmental conditions through an expanding baseline environmental program to support a robust future mine design and permitting process. However, there is some risk that any future mine may encounter site conditions that are significantly different than anticipated. This could require modifications of mine facilities, operations and permit requirements, potentially with a significant increase in capital and operating costs. See “Risk Factors—The cost of compliance with changes in government regulations has the potential to reduce the profitability of operations.”

Costs and Effects of Compliance with Laws and Regulations

We are required to perform annual assessment work in order to maintain the Illinois Creek Project. If annual assessment work is not performed we must pay the assessment amount in cash in order to maintain the claims. Completion of annual assessment work in the amount of $400 per 1/4 section (160 acre) claim or $100 per 1/16 section (40 acre) claim extends the claims for a one-year period. Assessment work performed in excess of the required amount may be carried forward for up to four years to reduce future obligations for assessment work.

We currently have no material costs to comply with environmental laws concerning our exploration program as we are at the pre-development stage. In the future, we will have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our initial programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended three phases described in the chart below. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Our fuel storage facility is reviewed by a third-party service for compliance with state regulations at a cost of approximately $1,500 per year.

Employees and Contractors

As of June 30, 2025, we have engaged six contractors and six employees. All contractors serve us part-time. All employees serve us full time. These contractors provide management, technical, administrative, accounting and legal services to us. We believe the contractors are an efficient use of our resources, providing us greater flexibility in our cost structure as we commence exploration programs.

Description of Business

Revenue Generating Activities

We have no operating revenues or earnings and have a history of losses. We will have no operating revenues and maintain a history of losses, and no operating revenues are anticipated until one of our projects comes into production, which may or may not occur. We will continue to experience losses unless and until we can successfully develop and begin profitable commercial production at one of our mining properties, and there can be no assurance that we will be able to do so.

Status of Exploration Efforts

We have announced mineral resources at two of our deposits, the past producing Illinois Creek (“Illinois Creek” or “IC”) Gold-Silver Mine and the high-grade Waterpump Creek (“WPC”) Carbonate Replacement Deposit (silver-zinc-lead-gallium). These resources are end members of a large-scale carbonate replacement mineralizing system. The two resources will utilize different types of metallurgical processing systems. Metallurgical testing is underway on samples from both deposits in order to quantify mineral recoveries.

In 2026, we are currently undergoing an initial options analysis using Fuse Engineering to build economic models for both deposits (IC and WPC). If this work yields positive results, we will decide whether to advance one or both deposits towards a Preliminary Economic Analysis, or “PEA” which will likely require additional test work.

We are a member of the Large Mine Permit Team organized by the DNR (“Large Mine Permit Team”) and managed by the Office of Project Management & Permitting. The Large Mine Permit Team brings together all state agencies that will be involved in permitting a mining exploration and development project. This is a major part of our effort to advance environmental baseline studies to de-risk both deposits. We have engaged with the Large Mine Permit Team and have initiated discussions with the federal permitting regulators to explore the permitting requirements for a planned Yukon River access route. Previous studies include multiple years of fish habitat studies conducted by Alaska Fish & Game, wetlands delineation and surface water quality sampling.

During 2025, we conducted a trenching program and a short drill program. The trenching program quickly identified a 550m long deeply weathered breccia zone containing distinctive rubbly boulders of massive silver-bearing galena and cerussite (oxidized galena) at the Silver Sage zone, located 4.8km south of Waterpump Creek. Trench sampling returned numerous high-grade silver-lead values, including multiple samples reporting assays above 310 g/t silver (10 oz/T), with grades up to 1,235 g/t silver (40 oz/T). Sampling also returned gold values as high as 0.55 g/t. A short follow-up drilling program was conducted from July 25, 2025 to September 28, 2025. A total of 2,964.0 meters were drilled across 13 exploration drill holes. The 2025 program comprised 2,057 m of drilling in 4 holes at the Waterpump Creek deposit, with WPC25 0035 which cut 5.9m (core length) grading 38 g/t (1.2 oz/T) Ag and 12.1% Zn, including 3.2m grading 67 g/t (2.1 oz/T) Ag and 16.9% Zn. In addition, 906.5 m of drilling in 9 shallow scout holes was completed at the newly discovered high-grade silver-lead zone, Silver Sage. Among these holes, SS25 04 cut 4.4m (core length) reporting 148 g/t (4.8 oz/T) Ag; 0.68% Pb and 0.24% Zn, including 1 m grading 349g/t (11.2 oz/T) Ag 2.2% Pb and 0.20% Zn.

The proposed 2026 drill program will consist of a minimum of 6,000 meters of diamond drilling utilizing our two company-owned drill rigs. The 2026 drilling program will focus on multiple priority targets at the high-grade Waterpump Creek deposit and the newly discovered Silver Sage Zone, along with scout drilling of other high priority targets. Building on 2025’s successful discovery of the blind Silver Sage Zone, systematic follow up of legacy and newly generated geochemical and geophysical anomalies will be undertaken in high-potential areas identified within the overall Illinois Creek Project area. Additional surface exploration and trenching will also be undertaken at Illinois Creek property and Round Top Property.

When either or both the Illinois Creek and Waterpump Creek resources produce positive PEAs, we intend to determine if either or both projects are ready to advance to pre-feasibility and feasibility studies.

Seasonal Variations in Business

The mining business is subject to mineral price and investment climate cycles. The marketability of minerals is also affected by worldwide economic and demand cycles. In recent years, the significant demand for minerals in some countries has driven increased commodity process. It is difficult to assess if the current commodity prices are long-term trends, and there is uncertainty as to the recovery, or otherwise, of the world economy. If global conditions weaken, and commodity prices decline as a consequence, a continuing period of lower prices could significantly affect the economic potential of each of the Illinois Creek Project and the other properties.

Facilities and Equipment

We own the Illinois Creek camp which includes all buildings, kitchen/dining facility, offices, dormitory/sleeping facilities, tents, core sheds, electrical generators, water supply and storage systems, radio and internet communication equipment. Camp personnel capacity is 45 persons. We own our exploration drilling equipment which includes two new mechanized drill rigs and rod sloops purchased in 2023 and 2024 and three older, used drill rigs. We maintain extensive spare parts for its drilling equipment. We own and maintain a fleet of vehicles that include pickup trucks, side by side off road vehicles, fuel and water trucks and a dump truck. Heavy equipment includes a CAT D6 dozer, CAT 630 loader, CAT motor grader for road and runway maintenance, Hitachi excavator, John Deere dozer & excavator, snow machines and numerous miscellaneous minor equipment.

We utilize the State of Alaska-owned 4,400 ft Illinois Creek airstrip for delivery of food, supplies and personnel. Fixed wing support is contracted to Wright Air Service and Everts Air Cargo. Lynden Air Cargo, LLC provides C-130 Hercules cargo aircraft with a 50,000 pound payload for drill rigs and other heavy equipment.

We do not lease any buildings or equipment related to the Illinois Creek Project.

LEGAL PROCEEDINGS

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacities as such.

PROPERTIES

The section titled “Item 2. Properties” included in our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 31, 2026, is incorporated by reference herein.

MANAGEMENT

The section titled “Item 10. Directors, Executive Officers, and Corporate Governance” included in our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 31, 2026, is incorporated by reference herein.

EXECUTIVE COMPENSATION

The section titled “Item 11. Executive Compensation” included in our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 31, 2026, is incorporated by reference herein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The section titled “Item 13. Certain Relationships and Related Transactions, and Director Independence” included in our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 31, 2026, is incorporated by reference herein.

PRINCIPAL SHAREHOLDERS

The section titled “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” included in our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 31, 2026, is incorporated by reference herein.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an unlimited number of common shares without par value, of which 89,069,150 common shares were issued and outstanding as of June 30, 2026. There are no limitations on the right of nonresident or foreign owners to hold or vote their common shares. Subject to the prior rights of the holders of any of our shares ranking in priority to the common share, in the event of the liquidation, dissolution or winding-up of our business or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, all the property and assets of our business available for distribution to the holders of the common shares will be paid or distributed to the holders.

Our Articles, which are filed as an exhibit to this registration statement, provide further information regarding our securities and qualify the summary under this section “Description of Securities” of this registration statement in its entirety.

Certain Takeover Bid Requirements

Unless such offer constitutes an exempt transaction, an offer made by a person to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.

In addition to the take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act and the Competition Act.

This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.

Actions Requiring a Special Majority

Under the BCBCA, and the Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to our business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering the Articles; (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of our assets.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Odyssey Trust Company, 350-409 Granville St., Vancouver, British Columbia, V6C 1T2, Canada.

Common Shares

Holders of common shares are entitled to receive notice of and to attend all meetings of our shareholder meetings, except meetings at which only holders of other classes or series of shares are entitled to attend, and at all such meetings shall be entitled to one vote in respect of each common share held. The holders of common shares shall be entitled to receive dividends if and when declared by the Board. Furthermore, subject to the rights of holders of shares of any class ranking prior to the common shares, holders of common shares are entitled to receive our remaining property or assets.

As of June 30, 2026, we had 248 registered shareholders of our common shares.

Options and Share Awards

We adopted a Long-Term Incentive Plan (“LTIP”). The LTIP authorizes our Board to issue a variety of equity-based awards that provide different types of incentives to be granted to directors, officers, employees and consultants, including options. The LTIP facilitates the granting of awards representing the right to receive one common share (and in the case of restricted stock units (“RSUs”) and performance stock units (“PSUs”), one common share, the cash equivalent of one common share, or a combination thereof) in accordance with the terms of the LTIP.

As at the date of this prospectus, there are options outstanding that are exercisable for up to 5,086,500 common shares and 1,446,751 RSUs outstanding.

The maximum number of common shares reserved for issuance under the LTIP is 10% of the aggregate number of common shares issued and outstanding from time to time. The aggregate number of common shares (i) issued to insiders under the LTIP or any other proposed or established share-based compensation arrangement within any one-year period and (ii) issuable to insiders at any time under the LTIP or any other proposed or established share based compensation arrangement, shall in each case not exceed 10% of the aggregate number of issued and outstanding common shares from time to time or such other number as may be approved by the TSXV and our shareholders from time to time.

In addition, at all times when we are listed on the TSXV: (i) the total number of common shares which may be reserved for issuance to any one eligible participant under the LTIP together with all of our other previously established or proposed share compensation arrangements shall not exceed 5% of the issued and outstanding common shares on the grant date or within any 12 month period (in each case on a non-diluted basis); (ii) the aggregate number of awards to any one eligible participant that is our consultant in any 12 month period must not exceed 2% of the issued common shares calculated at the first such grant date; (iii) the aggregate number of options to all persons retained to provide investor relations activities must not exceed 2% of the issued common shares in any 12-month period calculated at the first such grant date (and including any eligible participant that performs investor relations activities and/or whose role or duties primarily consist of investor relations activities); (iv) options granted to any person retained to provide investor relations activities must vest in a period of not less than 12 months from the date of grant of the award and with no more than 25% of the options vesting in any three (3) month period notwithstanding any other provision of the LITP; (v) the aggregate number of share units to any one eligible participant must not exceed (a) 1% of the issued common shares at the first such grant date and (b) 2% of the issued common shares in any 12-month period calculated at the first such grant date. At all times when we are listed on the TSXV, we are required to seek annual TSXV and shareholder approval for the LTIP in conformity with the rules of the TSXV.

Unless our board of directors determines otherwise, the LTIP provides that options will vest as to 1/3 following the first anniversary of the date of such grant, 1/3 following the second anniversary of the date of such grant and 1/3 following the third anniversary of the date of such grant. The exercise price of any option shall be fixed by the Board when such option is granted, but shall be no less than the five-day volume weighted average trading price of the common shares on the TSXV on the day prior to the date of grant. An option shall be exercisable during a period established by the Board, which shall commence on the date of the grant and shall terminate no later than ten years after the date of granting the option, or such shorter period of time as our board of directors may determine.

With respect to RSUs, the Board shall determine the relevant conditions and vesting provisions of the RSUs at the time of their grant. With respect to PSUs, unless otherwise approved by our Board and except as otherwise provided in a participant’s grant agreement or any other provision of the LTIP, PSUs will vest subject to performance and time vesting.

Warrants

As of the date of this prospectus, we have an aggregate of 411,277 warrants issued and outstanding and exercisable at a price of C$3.15 to purchase one common share. 378,191 of the warrants expire on September 1, 2026, and 33,086 of the warrants expire on September 14, 2026. As of the date of this prospectus, we also have an aggregate of 12,047,180 warrants issued and outstanding that are exercisable at a price of C$0.90 per common share. 8,448,468 of the warrants expire on April 26, 2027, 3,398,712 of the warrants expire on May 8, 2027 and 200,000 warrants expire on May 15, 2027. As of the date of this prospectus, we also have an aggregate of 385,284 warrants issued and outstanding that are exercisable at a price of C$0.65 to purchase one common share and expire on April 26, 2027. As of the date of this prospectus, we also have an aggregate of 2,641,400 warrants issued and outstanding that are exercisable at a price of C$0.64 to purchase one common share and expire on March 21, 2028. As of the date of this prospectus, we also have an aggregate of 22,078,160 warrants issued and outstanding that are exercisable at a price of US$0.97. 21,229,000 of the warrants expire on October 3, 2028 and 849,160 expire on March 31, 2027.

Finder Warrants

As of the date hereof, we have an aggregate of 92,233 finder warrants issued and outstanding. We issued 1,170 Finders warrants in 2023 (“2023 Finders Warrants”), which are exercisable at a price of $3.15 to purchase one common share until September 1, 2026. We issued 92,923 Finders warrants issued in 2024 (“2024 Finder Warrants”), which are exercisable at a price of $0.90 to purchase one common share until May 8, 2027. 1,860 finder warrants have been exercised. One finder in the United States received finder warrants, and that finder is registered as a broker-dealer under the Exchange Act.

Market Price of and Dividends on the Our Common Shares

Our common shares are quoted under the symbol “WAM” on the TSXV and under the symbol “WAMFF” on the OTCQX. There can be no assurance that our common shares will continue to trade on the TSXV or OTCQX, or that any liquidity for our shareholders will exist. There are approximately 248 common shareholders of record as of June 30, 2026.

While there are no restrictions on the payment of dividends, we have never declared nor paid any cash dividends on our common shares, and we presently have no intention of paying any cash dividend in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on our business, financial condition, results of operations, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our Board.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date of this prospectus, a summary of certain material U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of Units, the acquisition, ownership and disposition of common shares acquired as part of the Units, the exercise, lapse and disposition of warrants acquired as part of the Units, and the acquisition, ownership and disposition of common shares received upon exercise of the warrants, all as issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax consequences relating thereto.

This summary is based on the United States Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), the U.S. Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, the Convention between the United States and Canada with respect to Taxes on Income and Capital of 1980, as amended (the “Treaty”), judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretations, possibly retroactively, which may result in U.S. federal income tax consequences different from those discussed below. We have not sought and will not seek a ruling from the IRS or an opinion of legal counsel with respect to the statements made and the conclusions reached in this summary. There can be no assurance the IRS or a U.S. court will not take a contrary position to that discussed below regarding the tax consequences of the acquisition, ownership or disposition of Units, common shares and warrants.

This discussion is limited to holders who hold common shares and warrants that compose the Units as “capital assets” within the meaning of Section 1221 of the U.S. Tax Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	brokers or dealers in securities or currencies;

•	traders in securities or currencies;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities (and investors therein);

•	S corporations (and shareholders thereof);

•	“controlled foreign corporations” and “passive foreign investment companies” and shareholders of such entities;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. holders that hold Units, common shares or warrants in connection with a trade or business, permanent establishment or fixed base outside the U.S.;

•	banks, financial institutions, investment funds, or insurance companies;

•	tax-exempt organizations and government organizations;

•	tax-qualified retirement plans;

•	real estate investment trusts and beneficial owners of such trusts;

•	regulated investment companies and shareholders of such companies;

•	persons that own, have owned, or will own, actually or constructively, more than 5% (by vote or value) of our shares;

•	persons who have elected to mark securities to market;

•	persons subject to special tax accounting rules;

•	persons which acquire Units, common shares or warrants as compensation for services or through the exercise or cancellation of employee stock options or warrants;

•	Non-U.S. holders which are corporations organized outside the U.S., any state thereof, or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes; and

•	persons holding Units, common shares or warrants as part of a hedging, conversion, straddle, constructive sale, or other integrated transaction.

The U.S. federal income tax treatment of a partner in a partnership (including an entity treated as a partnership for U.S. federal tax purposes) that holds Units, common shares or warrants generally will depend on the status of the partner and the activities of the partnership. Such partnerships and partners should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Units, common shares and warrants.

This summary does not discuss all the aspects of U.S. federal income taxation that may be relevant to a holder considering the holder’s particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income, foreign income, generation-skipping, U.S. federal alternative minimum, Medicare tax on net investment income, or other non-income tax consequences or (except as specifically addressed herein) estate or gift tax consequences or (except as specifically addressed herein) the effect of any tax treaty. Except as specifically discussed herein, this summary does not discuss tax reporting matters.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF UNITS, COMMON SHARES AND WARRANTS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS.

Our U.S. Tax Classification as a U.S. Domestic Corporation

Although we are a Canadian corporation, we are also classified as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the U.S. Tax Code and are subject to U.S. federal income tax on our worldwide income. We anticipate that we will experience a number of significant and complicated U.S. federal income tax consequences as a result of being treated as a U.S. domestic corporation for U.S. federal income tax purposes. It is anticipated that such U.S. tax treatment will continue indefinitely and that common shares will be treated indefinitely as shares in a U.S. domestic corporation for U.S. federal income tax purposes.

This summary does not attempt to describe all such U.S. federal income tax consequences. Section 7874 of the U.S. Tax Code and the U.S. Treasury Regulations promulgated thereunder do not address all the possible tax consequences that may arise from our classification as a U.S. domestic corporation for U.S. federal income tax purposes. Accordingly, there may be additional or unforeseen U.S. federal income tax consequences to us that are not discussed in this summary.

Generally, we are subject to U.S. federal income tax on our worldwide taxable income (regardless of whether such income is “U.S. source” or “foreign source”) and will be required to file a U.S. federal income tax return annually with the IRS. We are also subject to tax in Canada. It is unclear how the foreign tax credit rules under the U.S. Tax Code will operate in certain circumstances, given our classification as a U.S. domestic corporation for U.S. federal income tax purposes and our also being subject to tax in Canada. Subject to the availability of income tax credits, we will be subject to double taxation with respect to all or part of our taxable income. The remainder of this summary assumes that we will be treated as a U.S. domestic corporation for U.S. federal income tax purposes.

Allocation of Offering Price for Units

Each Unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one common share and one warrant. The offering price paid for a Unit will need to be allocated between these two components in proportion to their relative fair market values at the time of purchase by the holder. This allocation of the offering price will establish a holder’s initial tax basis for U.S. federal income tax purposes in the one common share and one warrant, respectively.

For this purpose, we will allocate $0.6495 of the offering price to the one common share and $0.0005 of the offering price to the one warrant. However, the IRS will not be bound by our allocation of the offering price or the allocation of the offering price by any holder, and therefore, the IRS or a U.S. court may not respect such allocation. Each holder should consult its own tax advisor regarding the allocation of the offering price.

U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the ownership and disposition of the common shares and warrants acquired pursuant to the offering.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Units, common shares or warrants that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state within the U.S. or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that either (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the U.S. Tax Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

No dividends on the common shares have been paid by us to date. Investors in our securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. If we make cash or other property distributions on common shares (as well as any constructive distributions on warrants), the gross amount of such distributions (including any amount of Canadian withholding tax) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess thereof will first constitute a non-taxable return of capital and be applied against and reduce a U.S. holder’s adjusted tax basis in its common shares (or warrants), but not below zero, and thereafter will be treated as capital gain as described below under “Sale or Other Taxable Disposition.”

Dividends are treated as ordinary income but will generally be taxable to a non-corporate U.S. holder at the federal income tax rates applicable to long-term capital gains, provided that such holder meets certain holding period and other requirements. Dividends received by corporate U.S. holders may be eligible for a dividends received deduction, subject to certain restrictions relating to, among others, the corporate U.S. holder’s taxable income, holding period and debt financing.

Sale or Other Taxable Disposition

Upon the sale or other taxable disposition of common shares or warrants, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount realized by such U.S. holder in connection with such sale or other taxable disposition, and (ii) such U.S. holder’s adjusted tax basis in such common shares or warrants. Generally, such gain or loss will be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such common shares or warrants is longer than one year. U.S. holders who are individuals are currently eligible for preferential rates of federal income taxation in respect of their long-term capital gains. Deductions for capital losses are subject to certain limitations.

Exercise or Lapse of Warrants

A U.S. holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of a common share (unless cash is received in lieu of a fractional common share). A U.S. holder’s initial tax basis in the common share received upon the exercise of a warrant should be equal to the sum of (a) such U.S. holder’s tax basis in such warrant plus (b) the exercise price paid by such U.S. holder on the exercise of such warrant. It is unclear whether a U.S. holder’s holding period for the common share received upon the exercise of a warrant should begin on the date that such warrant is exercised by such U.S. holder or the day following the date of exercise of the warrant.

If a warrant is allowed to lapse unexercised, a U.S. holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be long-term capital loss if the warrant has been held for longer than one year as of the date the warrant lapsed. The deductibility of capital losses is subject to certain limitations.

In certain limited circumstances, a U.S. holder may be permitted to undertake a cashless exercise of warrants into common shares. The U.S. federal income tax treatment of a cashless exercise of warrants into common shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Adjustment to Exercise Price

Under Section 305 of the U.S. Tax Code, an adjustment to the number of common shares that will be issued upon the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the shareholders). Adjustments to the exercise price of warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether there is an actual distribution of cash or other property.

Foreign Tax Credit Limitations

As a result of our being subject to tax both as a U.S. domestic corporation and as a Canadian corporation, a U.S. holder may pay, through withholding, Canadian tax, as well as U.S. federal income tax, with respect to any dividends paid on common shares. For U.S. federal income tax purposes, a U.S. holder may elect for any taxable year to receive either a credit or a deduction for foreign income taxes paid by the holder during the year. Complex limitations apply to foreign tax credits, including a general limitation that the credit cannot exceed the proportionate share of a U.S. holder’s U.S. federal income tax that the U.S. holder’s foreign source taxable income bears to the U.S. holder’s worldwide taxable income. In applying this limitation, items of income and deduction are classified as either foreign source or U.S. source. Our status as a U.S. domestic corporation for U.S. federal income tax purposes is expected to cause any dividends paid by us to be treated as U.S. source rather than foreign source income for this purpose. As a result, a foreign tax credit may be unavailable for any Canadian tax paid on dividends received from us.

Similarly, to the extent a sale or disposition of common shares by a U.S. holder results in Canadian tax payable by the U.S. holder (for example, in case the common shares constitute taxable Canadian property within the meaning of the Tax Act), a U.S. foreign tax credit may be unavailable to the U.S. holder for such Canadian tax. In the case of Canadian withholding on a dividend or in connection with a sale or disposition, a U.S. holder should be able to instead take a deduction for the U.S. holder’s Canadian tax paid, provided that the U.S. holder has not made an election to credit other foreign taxes during the same taxable year. In addition, U.S. Treasury Regulations that apply to foreign taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations. The foreign tax credit rules are complex, and each U.S. holder should consult its own tax advisor regarding these rules.

Foreign Currency

The amount of any distribution paid to a U.S. holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, exchange or other taxable disposition of common shares or warrants, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt or, if applicable, the date of settlement if the common shares are traded on an established securities market (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. A foreign currency tax loss generally will not be deductible by non-corporate U.S. holders. Different rules apply to U.S. holders who use the accrual method of tax accounting. Each U.S. holder should consult its own tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 24%) is imposed upon certain payments to persons that fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions to U.S. holders will generally be exempt from backup withholding, provided the U.S. holder meets applicable certification requirements, including providing a U.S. taxpayer identification number on a properly completed IRS Form W-9, or otherwise establishing an exemption. We must report annually to the IRS and to each U.S. holder the amount of distributions and dividends paid to that U.S. holder and the proceeds from the sale or other disposition of common shares or warrants, unless such U.S. holder is an exempt recipient.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules will generally be allowed as a credit against such U.S. holder’s U.S. federal income tax liability, and may entitle such U.S. holder to a refund, provided the required information and returns are timely furnished by such U.S. holder to the IRS.

Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Units, common shares and warrants that is neither a “U.S. holder” nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

No dividends on the common shares have been paid by us to date. Investors in our securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. If we make cash or other property distributions on common shares (as well as any constructive distributions on warrants), the gross amount of such distributions (including any amount of Canadian withholding tax) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess thereof will first constitute a return of capital and be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common shares (or warrants), but not below zero, and thereafter be treated as capital gain and will be treated as described below under “Sale or Other Taxable Disposition.”

Subject to the discussion below regarding backup withholding and regarding FATCA (as defined below), any dividend paid to a non-U.S. holder of common shares that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate as may be specified under an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form) properly certifying such holder’s eligibility for the reduced rate. If a non-U.S. holder holds common shares through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, and the non-U.S. holder’s agent will then be required to provide such (or a similar) certification to us, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty. If we are a USRPHC (as defined below) and our common shares do not qualify for the Regularly Traded Exception (as defined below), distributions which constitute a return of capital will be subject to withholding tax unless an application for a withholding certificate is filed to reduce or eliminate such withholding.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (or, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, or fixed base, of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person. In such case, we will not have to withhold U.S. federal tax so long as the non-U.S. holder timely complies with the applicable certification and disclosure requirements. To obtain this exemption from withholding tax, a non-U.S. holder must provide its financial intermediary with an IRS Form W-8ECI properly certifying its eligibility for such exemption. Any such effectively connected dividends received by a corporate non-U.S. holder may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of common shares or warrants, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	the rules of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) apply to treat the gain as effectively connected with a U.S. trade or business.

A non-U.S. holder who has a gain that is described in the first bullet point immediately above will be subject to U.S. federal income tax on the gain derived from the sale or other disposition pursuant to regular graduated U.S. federal income tax rates in the same manner as if it were a U.S. person. In addition, a corporate non-U.S. holder described in the first bullet point immediately above may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (or at such lower rate as may be specified by an applicable income tax treaty), as adjusted for certain items.

A non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the U.S.), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, pursuant to FIRPTA, in general, a non-U.S. holder is subject to U.S. federal income tax in the same manner as a U.S. holder on any gain realized on the sale or other disposition of a “U.S. real property interest” within the meaning of Section 897(c)(1) of the U.S. Tax Code (a “USRPI”). For purposes of these rules, a USRPI generally includes stock in a U.S. corporation (like common shares) assuming the U.S. corporation’s interests in U.S. real property constitute 50% or more, by value, of the sum of the U.S. corporation’s (i) assets used in a trade or business, (ii) U.S. real property interests, and (iii) interests in real property outside of the U.S. A U.S. corporation whose interests in U.S. real property constitute 50% or more, by value, of the sum of such assets is commonly referred to as a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the U.S. Tax Code (a “USRPHC”). We believe that we are currently and anticipate remaining for the foreseeable future a USRPHC for U.S. federal income tax purposes. However, as long as our common shares are regularly traded on an established securities market as determined under applicable U.S. Treasury Regulations (“Regularly Traded,” and the “Regularly Traded Exception”), our common shares will be treated as a USRPI only if a non-U.S. holder actually (directly or indirectly) or constructively (under certain attribution rules) holds or has held more than five percent of such Regularly Traded common shares at any time during the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our common shares (a “5% Shareholder”). However, no assurance can be provided that our common shares will be considered to be Regularly Traded for purposes of the rules described above. Since the warrants are not expected to be listed on a securities market, the warrants are unlikely to qualify for the Regularly Traded Exception and would thus likely be subject to U.S. federal income taxation on any gain if sold, exchanged, or otherwise disposed of. If gain on the sale or other taxable disposition of common shares or warrants by a non-U.S. holder is subject to U.S. federal income taxation by reason of such common shares or warrants, as applicable, being treated as a USRPI in respect of such non-U.S. holder, such non-U.S. holder generally would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder and would be required to file a U.S. federal income tax return for the taxable year in which such gain was recognized. In addition, the purchaser of such common shares or warrants, as applicable, from a non-U.S. holder generally would be required to withhold and remit to the IRS 15% of the purchase price paid to such non-U.S. holder unless, at the time of such sale or other disposition, the Regularly Traded Exception applies to the securities sold or another exception to such withholding applies. The determination of whether a non-U.S. holder is a 5% Shareholder and the potential application of the Regularly Traded Exception is complex and subject to uncertainty. Non-U.S. holders should consult with their own tax advisors regarding such determinations and the consequences of these rules on their investment.

Exercise or Lapse of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise or lapse of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described above under the section entitled “U.S. Holders - Exercise or Lapse of a Warrant.”

U.S. Estate and Gift Tax Consequences of Owning Common Shares and Warrants

Because we are treated as a U.S. corporation under Section 7874(b) of the U.S. Tax Code, U.S. gift, estate, and generation-skipping transfer tax rules may apply to a non-U.S. holder of common shares and warrants. In general, common shares and warrants are considered a U.S.-situs asset for U.S. estate tax purposes and could be subject to U.S. estate tax at the death of a non-U.S. holder depending on the particular facts and circumstances of the non-U.S. holder. Non-U.S. holders should consult their own tax advisors with respect to U.S. gift, estate, and generation-skipping transfer tax consequences applicable to the ownership of Units, common shares and warrants.

Information Reporting and Backup Withholding

With respect to distributions and dividends on common shares, we must report annually to the IRS and to each non-U.S. holder the amount of distributions and dividends paid to such non-U.S. holder and any tax withheld with respect to such distributions and dividends, regardless of whether withholding was required with respect thereto. Copies of the information returns reporting such dividends and distributions and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty, tax information exchange agreement or other arrangement. A non-U.S. holder will be subject to backup withholding for dividends and distributions paid to such non-U.S. holder at a rate of 30% unless either (i) such non-U.S. holder certifies under penalty of perjury that it is not a U.S. person (as defined in the U.S. Tax Code), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, as applicable (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such non-U.S. holder otherwise establishes an exemption.

With respect to sales or other dispositions of common shares or warrants, information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of common shares or warrants within the U.S. or conducted through certain U.S.-related financial intermediaries, unless either (i) such non-U.S. holder certifies under penalty of perjury that it is not a U.S. person (as defined in the U.S. Tax Code), which certification is generally satisfied by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, as applicable (or appropriate successor form), and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or (ii) such non-U.S. holder otherwise establishes an exemption.

Whether with respect to distributions and dividends, or the sale or other disposition of common shares or warrants, backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In addition, backup withholding may be credited against any FATCA withholding discussed under the section below entitled “FATCA”.

FATCA

Withholding taxes may be imposed under Sections 1471 to 1474 of the U.S. Tax Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends paid to a non-U.S. holder on our common shares, or, subject to the proposed U.S. Treasury Regulations discussed below, gross proceeds from the disposition of, our common shares or warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the U.S. Tax Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the U.S. Tax Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the U.S. Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Non-U.S. holders typically will be required to furnish certifications (generally on the applicable IRS Form W-8) or other documentation to provide the information required by FATCA or to establish compliance with or an exemption from withholding under FATCA. FATCA withholding may apply where payments are made through a non-U.S. intermediary that is not FATCA compliant, even where the non-U.S. holder satisfies the holder’s own FATCA obligations.

Under the applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on common shares, and subject to proposed U.S. Treasury Regulations described below, to payments of gross proceeds from the sale or other disposition of common shares and warrants. The United States Department of Treasury has released proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) which would eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of common shares and warrants. There can be no assurance that the proposed U.S. Treasury Regulations will be finalized in their present form.

The United States and a number of other jurisdictions have entered into intergovernmental agreements to facilitate the implementation of FATCA. Any applicable intergovernmental agreement may alter one or more of the FATCA information reporting and withholding requirements. Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to an investment in Units, common shares and warrants, including the applicability of any intergovernmental agreements.

The preceding summary of U.S. federal income tax considerations is for informational purposes only. It is not legal or tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of acquiring, holding and disposing of Units, common shares and warrants, including the consequences of any proposed changes in applicable laws

LEGAL MATTERS

DuMoulin Black LLP, which has acted as our Canadian counsel in connection with this offering, will pass on certain legal matters with respect to Canadian law in connection with this offering.

EXPERTS

Our consolidated financial statements for the years ended December 31, 2025 and 2024, have been incorporated by reference herein and in the registration statement in reliance upon the report of Davidson & Company LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Effective as of January 9, 2025, our previous auditor, De Visser Gray, resigned in connection with changing our accounting framework from International Financial Reporting Standards to U.S. GAAP. Other than a going concern qualification included in its audit report on our consolidated financial statements for the fiscal year ended December 31, 2023, De Visser Gray did not issue an adverse or qualified opinion in the last two years and the subsequent interim period until the date of its resignation, and there were no disagreements between the auditor and our company during that period. Our Audit Committee and the Board of Directors accepted the resignation and approved the appointment of Davidson & Company, effective January 10, 2025.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common shares and related warrants comprising the Units, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information as required with the SEC, which can be viewed at the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent "furnished" and not "filed") and any future filings we make with the SEC under Section 13 (a) , 13 (c) , 14 or 15 (d) of the Exchange Act prior to the termination of this offering (except the information contained in such documents to the extent "furnished" and not "filed"):

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026.

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026.

•	our current reports on Form 8-K filed with the SEC on May 7, 2026, May 14, 2026, May 19, 2026, June 11, 2026 and June 22, 2026.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us, at no cost, by writing or telephoning us at: Alaska Silver Corp., 1500-1111 West Hastings St, Vancouver, British Columbia, V6E 2J3 Canada., (520) 200-1667, Attention: Chief Financial Officer. You may also access these documents, free of charge, at our filing page on the SEC’s website at www.sec.gov/edgar/search/#/ciks=0001893899. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or the registration statement of which this prospectus is a part.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference herein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

21,229,000 Common Shares Issuable upon the Exercise of Previously Issued Warrants

849,160 Common Shares Issuable upon the Exercise of Previously Issued Underwriter’s Warrants

PRELIMINARY PROSPECTUS

_____, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to paid or to be paid by us in connection with the issuance of the Units and common shares registered under the Original Registration Statement. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$4,533
FINRA filing fee	2,225
Printing and engraving expenses	5,000
Legal fees and expenses	500,000
Accounting fees and expenses	100,000
Blue Sky fees and expenses (including legal fees)	50,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	18,242
Total	$700,000

Item 14. Indemnification of directors and officers

We are subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia), or the “BCBCA”. Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

1.	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

2.	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

•	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

•	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

•	“expenses” includes costs, charges, and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

•	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160 of the BCBCA or pay the expenses of an eligible party actually and reasonably incurred in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160 of the BCBCA, or pay the expenses actually and reasonably incurred by the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on the application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

•	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the BCBCA, we must indemnify each person who is or was a director, alternate director or officer of our company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each current or former director, alternate director or officer is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the BCBCA, we may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for us. We have entered into indemnification agreements with each of our directors and our Chief Financial Officer.

Pursuant to our articles, the failure of an eligible party to comply with the BCBCA or our articles does not invalidate any indemnity to which he or she is entitled under our articles.

Despite any other provision of our articles, we are not obliged to make any payment that is prohibited by the BCBCA or by court order in force at the date the payment is made.

Under our articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

•	is or was serving as a director, alternate director or officer of our company;

•	is or was serving as a director, alternate director or officer of any associated company; or

•	at our request, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity against any liability incurred by him or her in such equivalent position.

Item 15. Recent sales of unregistered securities

We completed the following sales or issuances of unregistered securities during the past three years:

Private Placements

We granted to one shareholder a right of participation in future issuances, by private placement or public offering, of common shares (or securities convertible into common shares), other than certain excluded offerings. For so long as that shareholder holds not less than 3% of the issued and outstanding common shares, we are required to offer to that shareholder the right to subscribe for securities on the same terms and conditions as such securities are being offered to third parties (subject to exceptions provided for in the underlying agreement), so that the shareholder may maintain its proportional ownership.

On May 4, 2023, we issued by private placement an aggregate of 2,982,049 units at a price of C$2.35 per unit for gross proceeds of approximately C$7 million and paid a cash commission of C$405,469 and issued 172,540 broker warrants. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each warrant is exercisable to purchase one common share at a price of C$3.15 for a term of three years. Each broker warrant was exercisable to purchase one unit at a price of C$2.35 for a term of two years. The proceeds from this financing were used for exploration activities and general working capital purposes. This offering was completed pursuant to Rule 506(b) of Regulation D and Regulation S under the Securities Act.

On September 1, 2023, we issued by private placement 756,382 units at a price of C$2.05 per unit for gross proceeds of approximately C$1.55 million and paid a cash commission of C$2,399 and issued 1,170 finder’s warrants. On September 14, 2023, we issued a second tranche of 66,171 units for gross proceeds of C$135,650.55. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each warrant is exercisable to purchase one common share at a price of C$3.15 for a term of three years. Each finder warrant is exercisable to purchase one common share at a price of C$3.15 for a term of three years. The proceeds from this financing were used for exploration activities and general working capital purposes. This offering was completed pursuant to Rule 506(b) of Regulation D and Regulation S under the Securities Act.

On April 26, 2024, we issued, by way of shelf prospectus offering in Canada and private placement in the United States, an aggregate of 9,403,352 units at a price of C$0.65 per unit for gross proceeds of approximately C$6.1 million and paid a cash commission of C$366,731 and issued 564,200 broker warrants. Each unit is comprised of one common share and one common share purchase warrant. Each warrant is exercisable to purchase one common share at a price of C$0.90 for a term of three years. Each broker warrant was exercisable to purchase one common share at a price of C$0.65 for a term of three years. The proceeds from this financing were used for exploration activities and general working capital purposes. This offering was completed pursuant to Rule 506(b) of Regulation D and Regulation S under the Securities Act.

On May 8, 2024, we issued by private placement 3,812,981 units at a price of C$0.65 per unit in a first tranche, and on May 14, 2024, 200,000 units in a second tranche, for total gross proceeds of approximately C$2.6 million. In connection with the private placement, we paid a cash commission of $82,423 (C$113,200) and issued 92,923 finder’s warrants. Each unit is comprised of one common share and one common share purchase warrant. Each warrant is exercisable to purchase one common share at a price of C$0.90 for a term of three years. Each finder warrant is exercisable to purchase one common share at a price of C$0.90 for a term of three years. The proceeds from this financing were used for exploration activities and general working capital purposes. This offering was completed pursuant to Rule 506(b) of Regulation D and Regulation S under the Securities Act.

On March 21, 2025, we issued by private placement promissory notes in the aggregate principal amount of US$1,200,000. The notes mature after three years and bear interest at a rate of 10% per annum. The notes will be repayable by us after 12 months. We also issued an aggregate of 2,697,600 common share purchase warrants, each exercisable to purchase one common share at an exercise price of C$0.64 for a term of three years. The use of proceeds from this transaction was to advance planning for 2025 exploration and general corporate purposes. This offering was completed pursuant to Rule 506(b) of Regulation D under the Securities Act.

Common Shares Issued Upon Exercise or Conversion of Outstanding Securities

During 2023, we issued 505,000 common shares upon the exercise of stock options, at a weighted average exercise price of $0.72 per share. The common shares were issued pursuant to Rule 701 under the Securities Act.

During 2024, we issued 490,000 common shares upon the exercise of stock options, at a weighted average exercise price of $0.66 per share. The common shares were issued pursuant to Rule 701 under the Securities Act.

During 2025, we have issued 1,032,000 common shares upon the exercise of stock options, at a weighted average exercise price of C$0.57 per share. The common shares were issued pursuant to Rule 701 under the Securities Act.

During 2024, we issued 163,181 common shares upon the exercise of warrants, at a weighted average exercise price of C$0.88 per share. When issued in accordance with the warrant indenture governing such warrants, the common shares were issued pursuant to Regulation S under the Securities Act.

During 2025, we have issued (i) 56,200 common shares upon the exercise of warrants, at an exercise price of C$0.64 per share, which were issued pursuant to Section 4(a)(2) the Securities Act; (ii) 403,824 common shares upon the exercise of warrants, at an average exercise price of C$0.90 per share, which were issued outside the United States pursuant to Regulation S under the Securities Act; and (iii) 724,500 common shares upon the exercise of warrants, at an exercise price of C$0.90 per share, which, when issued in accordance with the warrant indenture governing such warrants, were issued pursuant to Regulation S under the Securities Act.

Item 16. Exhibits and financial statement schedules

(a)

The Company has filed the exhibits listed on the accompanying Exhibit Index of this registration statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements, or in the notes thereto, provided in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, incorporated herein by reference.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first us.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Incorporated by Reference	Filing Date	Filed Herewith
1.1	Underwriting Agreement, dated September 30, 2025	10-Q	11/13/2025

3.1	Notice of Articles	S-1	9/12/2025

3.2	Articles of Incorporation	8-K	5/7/2026

4.1	Form of Warrant	S-1/A	9/29/2025

4.2	Form of Underwriter’s Warrant	S-1/A	9/29/2025

4.3	Form of Warrant Agency Agreement	S-1/A	9/29/2025

5.1	Opinion of DuMoulin Black LLP			X

10.1	Promissory Note dated March 31, 2021 by and between our company and Joe Piekenbrock	S-1	9/12/2025

10.2	First Amendment to Promissory Note effective August 16, 2021 by and between Western Alaska Copper & Gold and Joe Piekenbrock	S-1	9/12/2025

10.3	Second Amendment to Promissory Note effective October 1, 2021 by and between the Western Alaska Copper & Gold and Joe Piekenbrock	S-1	9/12/2025

10.4	Third Amendment to Promissory Note effective March 31, 2022 by and between the Western Alaska Copper & Gold and Joe Piekenbrock	S-1	9/12/2025

10.5	Fourth Amendment to Promissory Note effective March 31, 2023 by and between the Western Alaska Copper & Gold and Joe Piekenbrock	S-1	9/12/2025

10.6	Fifth Amendment to Promissory Note effective September 30, 2023 by and between the Western Alaska Copper & Gold and Joe Piekenbrock	S-1	9/12/2025

10.7	Sixth Amendment to Promissory Note effective October 31, 2023 by and between the Western Alaska Copper & Gold and Joe Piekenbrock	S-1	9/12/2025

10.8	Seventh Amendment to Promissory Note effective December 31, 2024 by and between the Western Alaska Copper & Gold and Joe Piekenbrock	S-1	9/12/2025

10.9	Eighth Amendment to Promissory Note, dated as of December 17, 2025, by and between Western Alaska Copper & Gold Company and Joe Piekenbrock	8-K	12/22/2025

10.10	Contractor Agreement, dated May 20, 2024, by and between our company and 1397257 BC Ltd	S-1	9/12/2025

10.11	Corporate Finance Advice Letter Agreement dated October 26, 2023 by and between our company and S. Mitchell & Associates LLC	S-1	9/12/2025

10.12§	Western Alaska Minerals Corp. Long-Term Incentive Plan dated November 5, 2021, as amended May 27, 2022 and May 20, 2025	S-1	9/12/2025

10.13§	Executive Employment Agreement dated January 1, 2023 by and between our company and Christopher “Kit” Marrs	S-1	9/12/2025

10.14	Consulting Service Agreement dated July 1, 2024 by and between our company and Piek Exploration LLC	S-1	9/12/2025

10.15	Consulting Service Agreement dated August 7, 2025, by and between our company and Piek Exploration LLC	S-1	9/12/2025

10.16	Grant of Participation Right Agreement, dated October 14, 2021, by and between Crescat Portfolio Management LLC and 1246779 B.C. Ltd.	S-1	9/12/2025

10.17	Shares for Debt Settlement Agreement - Kit Marrs	8-K	5/19/2026

10.18	Shares for Debt Settlement Agreement - Joan Marrs	8-K	5/19/2026

10.19	Shares for Debt Settlement Agreement - Joe Piekenbrock	8-K	5/19/2026

10.20	Shares for Debt Settlement Agreement - Piek Exploration LLC	8-K	5/19/2026

10.21	Executive Employment Agreement, effective October 1, 2026 by and between the Company and Aaron Schutt	8-K	6/11/2026

19.1	Insider Trading Policy	10-K	3/31/2026

21.1	Subsidiaries	S-1	9/12/2025

23.1	Consent of Davidson & Company LLP, independent registered public accounting firm			X

23.2	Consent of DuMoulin Black LLP (included in Exhibit 5.1)			X

23.4	Consent of Jack DiMarchi, C.P.G.			X

23.5	Consent of Bruce Davis, Ph.D,, FAusIMM			X

23.6	Consent of Deepak Malhotra, Ph.D., SME(RM)			X

96.1	S-K 1300 Technical Report Summary Illinois Creek Project, Western Alaska, USA	10-K	3/31/2026

§ Management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Alaska Silver Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on July 29, 2026.

ALASKA SILVER CORP.

By:	/s/ Christopher “Kit” Marrs
Name:	Christopher “Kit” Marrs
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated July 29, 2026.

Signature	Title	Date

/s/ Christopher “Kit” Marrs		July 29, 2026
Christopher “Kit” Marrs	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Darren Morgans		July 29, 2026
Darren Morgans	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*		July 29, 2026
Nathan Brewer	Director

*		July 29, 2026
Susan Mitchell	Director

*		July 29, 2026
Kevin Nishi	Director

*		July 29, 2026
David Smallhouse	Director

* By:
/s/ Christopher “Kit” Marrs
Name: Christopher “Kit” Marrs
Title: Attorney-in-Fact